Exhibit 23.1

KPMG LLP
Aon Center Suite 5500 200 East Randolph Drive Chicago, lL 60601-6436

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RLI Corp.:

We consent to the use of our report dated February 26, 2015 with respect to the consolidated balance sheets of RLI Corp. as of December 31, 2014 and 2013, and the related consolidated statements of earnings and comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 Form 10-K of the Company incorporated by reference herein.

Chicago, Illinois

May 7, 2015

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.